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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                      Commission File Number  001-12809
                                                              ------------------

                             Elmwood Funding Limited
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

     P.O. Box 1984, Elizabethan Square, George Town, Grand Cayman, BWI E9,
                                 (809)949-8244
--------------------------------------------------------------------------------
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

             Bond-Backed Investment Certificates, Series 1997-US Treasury-1
------------------------------------------------------------------------
             Bond-Backed Investment Certificates, Series 1997-DuPont
------------------------------------------------------------------------
             Bond-Backed Investment Certificates, Series 1997-DuPont-2
------------------------------------------------------------------------
             Bond-Backed Investment Certificates, Series 1997-AT&T
------------------------------------------------------------------------
             Bond-Backed Investment Certificates, Series 1998-Chase-1
------------------------------------------------------------------------

            (Title of each class of securities covered by this Form)

                                      None
--------------------------------------------------------------------------------
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

    Rule 12g-4(a)(1)(i)   |_|                       Rule 12h-3(b)(1)(i)   |_|
    Rule 12g-4(a)(1)(ii)  |_|                       Rule 12h-3(b)(1)(ii)  |_|
    Rule 12g-4(a)(2)(i)   |_|                       Rule 12h-3(b)(2)(i)   |X|
    Rule 12g-4(a)(2)(ii)  |_|                       Rule 12h-3(b)(2)(ii)  |_|
                                                    Rule 15d-6            |_|

Approximate number of holders of record as of the certification or notice date:
Zero for each class of security covered by this form
--------------------------------------------------------------------------------

      Pursuant to the requirements of the Securities Exchange Act of 1934 Elmwood Funding Limited has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  20 July 2005                                      By:  /s/ Alan Corkish
       ---------------------------------------------          ----------------

  Instruction: This form is required by Rules 12g-4, l2h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.




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